Exhibit 99.2

CONSULTING & AGENCY AGREEMENT

CONSULTING & AGENCY AGREEMENT (this “Agreement”) dated and effective as of March 13, 2018 (the “Effective Date”), between Menda Consulting LLC (“Consultant”), on the one hand, and each of the other persons or entities listed on the signature pages hereto (the “Icahn Group”, and together with Consultant, collectively, the “Parties”).

WHEREAS, the Icahn Group collectively beneficially owns, in the aggregate, 23,456,087 shares of Common Stock, $1 par value (“Common Shares”), issued by Xerox Corporation (“Xerox”);

WHEREAS, the Icahn Group previously nominated, and may further nominate, certain individuals (the “Nominees”) for election to the Board of Directors of Xerox (the “Board”) at the 2018 annual meeting of shareholders of Xerox (the “Annual Meeting”), or a special meeting of shareholders of Xerox called for a similar purpose;

WHEREAS, the Icahn Group has announced its intention to solicit proxies from shareholders of Xerox for (i) the Annual Meeting (the “Director Election Proxy Solicitation”) and (ii) a special meeting of shareholders of Xerox (the “Special Meeting” and, together with the Annual Meeting, the “Meetings”) called for the purpose of voting on the issuance of additional Common Shares and adoption of a Certificate of Amendment to Xerox’s Certificate of Incorporation in connection with a proposed transaction (the “Proposed Transaction”) between FUJIFILM Holdings Corporation (“Fuji”) and Xerox (the “Proposed Transaction Proxy Solicitation” and, together with the Director Election Proxy Solicitation, the “Proxy Solicitations”); and

WHEREAS, the Icahn Group wishes to engage Consultant to advise, consult with and act as an agent of the Icahn Group in connection with the Proxy Solicitations;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties hereby agree as follows:

1.            Engagement of Consultant

(a)            Engagement

Upon the terms and conditions hereinafter set forth, the Icahn Group hereby engages Consultant, and Consultant hereby agrees to become so engaged, as an independent contractor to render the Consulting Services (as defined below in Section 1(b)) relating to the Meetings. Consultant hereby agrees to perform the Consulting Services. Consultant’s services pursuant to this Agreement shall be rendered by Consultant’s principal, Giovanni Visentin (“Visentin”).

(b)            Consulting Services.

Consultant is engaged to assist in the Proxy Solicitations for the Meetings. Consultant’s duties in connection therewith shall be: rendering strategic and financial advice, including in connection with preparation of research reports and solicitation materials; exploration of strategic alternatives for Xerox; in person and/or telephonic presentations to Xerox shareholders, analysts and proxy advisory firms, in each case wherever located; attending in person and/or telephonic meetings with members of management and/or the board of directors of Xerox and/or Fuji, in each case wherever located; those tasks incidental to the Proxy Solicitations; serving as a Nominee in the event the Icahn Group submits additional Nominees for election to the Board at the Annual Meeting (or a special meeting of shareholders of Xerox called for a similar purpose); and such other reasonably related services as may be reasonably requested by the Icahn Group (which may include, without limitation, testifying or providing evidence in any litigation or proceeding brought in connection with the Proxy Solicitations). The foregoing services set forth in this Section 1(b) shall be collectively referred to herein as the “Consulting Services”.

Consultant undertakes to perform the Consulting Services as specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement or be enforceable against Consultant. Consultant shall perform the Consulting Services diligently and in a professional and workmanlike manner to meet the results and accomplish the tasks reasonably requested by the Icahn Group. Consultant agrees that in performing the Consulting Services pursuant to this Agreement, neither Consultant nor Visentin will knowingly or intentionally breach any obligation to which Consultant or Visentin is bound.

(c)            Independent Contractor.

In rendering performance under this Agreement, Consultant is acting solely as an independent contractor. No member of the Icahn Group undertakes by this Agreement or otherwise to perform any obligation of Consultant, whether by regulation or contract. Although Consultant shall act as an agent of the Icahn Group with respect to the Proxy Solicitations, Consultant shall not have, or hold himself out as having, any power or authority to bind or commit any member of the Icahn Group or any of their affiliates in any respect. Consultant agrees that Consultant will not engage in any act in violation of, or inconsistent with, the foregoing. This Agreement is not intended to and does not create any partnership or other venture between the parties hereto.

2.            Term

The engagement of Consultant hereunder shall commence on the Effective Date and shall continue through, and terminate upon, the later of (i) final conclusion of the Special Meeting and (ii) final conclusion of the Annual Meeting (the “Expiration Date”), in each case unless earlier terminated in accordance with Section 4 of this Agreement (the “Term”).

3.            Compensation

The sole and only consideration or benefits payable to Consultant in connection with and under this Agreement are the payments, acknowledgements and benefits explicitly set forth in this Agreement, and Consultant hereby acknowledges and agrees that no member of the Icahn Group nor any of their respective officers, employees or affiliates, nor any of the Nominees, has, or shall be deemed to have, offered any other payment, fee, benefit, insurance, compensation, royalty or other obligation to Consultant in any respect in connection with this Agreement, the Consulting Services or the Proxy Solicitations. For performing the Consulting Services during the Term, Consultant shall be compensated in the following manner:

(a)            Weekly Fee

During the Term, the Icahn Group shall compensate Consultant on the terms set forth in Schedule A.

(b)            Taxes

The Icahn Group will not withhold any amounts from the fees paid to Consultant hereunder. Consultant will be solely responsible for the payment of all customary income taxes, employment taxes and any other taxes or assessments associated with any payments made to Consultant under this Agreement, whether in the United States or anywhere else in the world. Consultant agrees to indemnify, defend and hold the Icahn Group harmless for Consultant’s failure to pay any such taxes, assessments, fines or penalties, whether such taxes, assessments, fines or penalties are owed in the United States or anywhere else in the world.

(c)            Expenses

Consultant shall be entitled to reimbursement from the Icahn Group periodically, upon request, for all reasonable documented out-of-pocket expenses related to the performance of the Consulting Services. Generally, these expenses include travel costs, document production and other expenses of this type. The Icahn Group agrees that it will reimburse Visentin for first-class travel in connection with flights directed or approved by the Icahn Group or flights Consultant has advised the Icahn Group about in advance. Consultant shall invoice the Icahn Group, within ten (10) business days following the conclusion of each calendar week, for such expenses. Upon receipt of the invoice by the Icahn Group, full reimbursement shall be paid to Consultant within five (5) business days.

4.            Termination

This Agreement shall terminate (subject to Section 12(g) below) and the Term and the engagement of Consultant hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):

(a)	The Expiration Date;

(b)	The termination of this Agreement by Consultant or the Icahn Group, in each case with or without cause;

(c)	The withdrawal, abandonment or termination of the Proxy Solicitations by the Icahn Group, whether due to a settlement with Xerox or otherwise.

For the avoidance of doubt, each of Consultant and the Icahn Group may terminate this Agreement at any time, for any reason or no reason, with or without cause.

5.            Effect of Termination

In the event of termination of this Agreement, all rights of Consultant under this Agreement, including all rights to any payments, fees or compensation shall end; provided, however, that Consultant shall remain entitled to (i) any base fees accrued pursuant to Section 3(a) but not yet paid on or prior to such date of termination and (ii) reimbursement for reasonable documented out-of-pocket expenses already incurred and related to the performance of the Consulting Services in accordance with Section 3(c).

6.            Non-Disclosure/Work Product/Non-Disparagement

(a)            During the Term and at all times thereafter, Consultant agrees that the Confidential Information (as defined below) (i) shall not be the property of Consultant and (ii) shall not be used or disclosed by Consultant in any manner whatsoever, in whole or in part, other than in connection with Consultant’s communications with the Icahn Group or their representatives or as otherwise consented to in writing or directed by the Icahn Group. Consultant agrees to return or destroy documents containing the Confidential Information of the Icahn Group promptly upon the request by the Icahn Group.

(b)            For the purposes hereof, “Confidential Information” means any and all non-public information relating to one or more of the members of the Icahn Group (for purposes of this Section 6(b) the term “Icahn Group” shall include the Nominees and all of the affiliates, owners, directors, officers, employees, agents, representatives and advisors of any member of the Icahn Group) or any other shareholder, including, without limitation, any such information that was received or may be received by or be provided to or otherwise learned by Consultant from time to time, including, without limitation, any information that is overheard, viewed or otherwise becomes known to Consultant as a result of Consultant’s visit to any member of the Icahn Group’s premises or discussions with any member of the Icahn Group or any other shareholder and any information about any member of the Icahn Group, any other shareholder or their customers, suppliers, equity owners, directors, officers, employees, affiliates, investors, creditors and lenders, business records, customer lists, trade secrets, and confidential planning or policy matters, business strategies, investments, investment strategies, internal policies and procedures, salary information, matters subject to attorney-client privilege, information of a personal nature about any member of the Icahn Group’s or any other shareholder’s employees or former employees, officers or directors, and any financial or accounting information relating to the business of any member of the Icahn Group or any other shareholder, information about third-party persons or entities which entered or may enter into a business transaction or other relationship with any member of the Icahn Group or any other shareholder, information any member of the Icahn Group or any other shareholder obtains under confidentiality arrangements with any third-parties, the existence of any agreements or communications between any member of the Icahn Group or any other shareholder and any third-party, and the terms of any of the foregoing, and all data, reports, interpretations, forecasts and records containing or otherwise reflecting any such information, together with analyses, compilations, studies or other documents, whether prepared by Consultant, any member of the Icahn Group or any other shareholder, which contain or otherwise reflect such information. Confidential Information shall not include, and the restrictions set forth herein will not apply to, any information that (i) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant, unless placed in the public domain by Consultant, or if placed in the public domain by any other person or entity but only then if Consultant knows such information was placed in the public domain inappropriately; (ii) was rightfully in Consultant’s possession free of any obligation of confidence at the time the Confidential Information was communicated to Consultant by any member of the Icahn Group or any other shareholder; (iii) was independently developed by Consultant without use of, or reference to, any Confidential Information communicated to Consultant by any member of the Icahn Group or any other shareholder; or (iv) became known to or becomes available to Consultant on a non-confidential basis from a source who or which, to the best of Consultant’s knowledge, is not prohibited from disclosing such information by a legal, obligation to any member of the Icahn Group or any other shareholder.

In the event that Consultant is requested (by interrogatory, subpoena, deposition, civil investigation demand or other similar legal process) to disclose any Confidential Information of any member of the Icahn Group or any other shareholder, it is agreed that Consultant will, to the extent permitted under applicable law, provide such member of the Icahn Group or any other shareholder with prompt notice of any such request or requirement so that such member of the Icahn Group or any other shareholder may either seek an appropriate protective order or waive, in its sole and absolute discretion, Consultant’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant is compelled in the opinion of its legal counsel to disclose any Confidential Information, Consultant may disclose only that portion of the Confidential Information that Consultant is so compelled to disclose. In any event, Consultant will not oppose action by any member of the Icahn Group or any other shareholder in any such proceeding to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information of such member of the Icahn Group or any other shareholder and will otherwise cooperate with any reasonable request of any member of the Icahn Group or any other shareholder in any such proceeding.

Consultant acknowledges that Consultant is aware that the United States securities laws, among other things, prohibit persons who are in possession of material, non-public information concerning a company, including the matters which are the subject of this Agreement and the Icahn Group and any other shareholder, from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase and sell such securities, and Consultant agrees to comply fully with such and other similar laws.

(c)            Consultant agrees not to Disparage (as defined below) any member of the Icahn Group or any of its partners, directors, officers, employees, representatives, agents or affiliates, during and after the Term. Each member of the Icahn Group, including, as applicable, their principals, directors and officers, agree not to Disparage Consultant or Visentin during and after the Term. “Disparage” means to make remarks, comments or statements, whether oral or written, that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged, but shall not include remarks, comments or statements that are required to be made by law.

7.            Non-Exclusivity

The Icahn Group acknowledges that they have engaged Consultant to perform the Consulting Services on a non-exclusive basis. Consultant agrees to devote the amount of time to performance of the Consulting Services as may reasonably be agreed between Consultant and the Icahn Group; provided, however, that during the Term, Consultant may perform and render services on a non-exclusive basis for third-parties (the “Other Engagements”). For the avoidance of doubt, nothing in this Agreement shall prevent Consultant from engaging in other business activities and/or performing services for other entities during the Term.

The Icahn Group agrees it will attempt to provide Consultant with reasonable advance notice of travel expectations and appointments in connection with the Proxy Solicitations and will make reasonable efforts to coordinate scheduling and logistical matters with Consultant’s existing obligations related to the Other Engagements.

8.            Representations of Consultant

(a)            Consultant represents to each member of the Icahn Group that Consultant has duly executed and delivered this Agreement and that this Agreement constitutes the legal, valid and binding obligation of Consultant enforceable against Consultant in accordance with its terms

(b)            Consultant represents to each member of the Icahn Group that (i) Consultant is not a party to any contract, commitment, understanding or agreement, written or oral nor is Consultant subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent Consultant from entering into and performing Consultant’s obligations under this Agreement; (ii) Consultant is free to enter into the arrangements contemplated herein; (iii) to the best of Consultant’s knowledge, Consultant is not currently nor was Consultant ever under investigation by the Securities and Exchange Commission or any other similar administrative agency; and (iv) Consultant’s entry into the engagement contemplated herein will not violate any agreement or obligation to which Consultant is subject.

(c)            Consultant represents to and agrees with each member of the Icahn Group that Consultant has not and will not disclose to any member of the Icahn Group any confidential information of Xerox that Consultant may possess, if any.

(d)            Consultant represents to each member of the Icahn Group that as of the Effective Date neither Consultant nor Visentin owns, other than through an investment in mutual funds, any Common Shares and agrees to immediately inform each member of the Icahn Group if Consultant or Visentin acquires any Common Shares during the Term.

(e)            Consultant represents to and agrees with each member of the Icahn Group that the enforcement of the restrictions contained in Section 6 would not be unduly burdensome to Consultant and that such restrictions are reasonably necessary to protect the legitimate interests of each member of the Icahn Group. Consultant represents to and agrees with each member of the Icahn Group that the remedy of damages for any breach by Consultant of the provisions of either of these sections may be inadequate and that each member of the Icahn Group shall be entitled to seek injunctive relief, without posting any bond. The provisions of Section 6 constitute independent and separable covenants which shall be enforceable notwithstanding any right or remedy that any member of the Icahn Group may have under any other provision of this Agreement or otherwise.

(f)            Consultant’s representations set forth in this Section 8 are made on behalf of Consultant and Visentin.

9.            Representations of the Icahn Group

(a)            The Icahn Group represents to Consultant that each member of the Icahn Group has duly executed and delivered this Agreement and that this Agreement constitutes the legal, valid and binding obligation of each member of the Icahn Group enforceable against each member of the Icahn Group in accordance with its terms

(b)            The Icahn Group represents to Consultant that the execution and delivery of this Agreement by each member of the Icahn Group and the performance of each member of the Icahn Group’s obligations hereunder do not and will not (a) conflict with or breach any provision of any applicable law, or (b) require any consent of or other action by any person under, or constitute a default under or breach of, any contract to any member of the Icahn Group is a party, including, without limitation, any contract to which Xerox or any agent or representative of Xerox is a party.

(c)            The Icahn Group represents to Consultant that no member of the Icahn Group has disclosed to any third-party any confidential information of Consultant or Visentin that the Icahn Group may have acquired in connection with the negotiation of this Agreement or that it will acquire during the Term.

(d)            The Icahn Group represents to and agrees with Consultant that no member of the Icahn Group has, and no member of the Icahn Group will, disclose to Consultant or Visentin any confidential information of Xerox that the Icahn Group may possess.

10.            Indemnification and Liability

(a)            Indemnification of Consultant by the Icahn Group. The Icahn Group agrees jointly and severally to indemnify and hold Consultant and/or Visentin harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by Consultant and/or Visentin in the event that (i) Consultant and/or Visentin becomes a party, or is threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding brought by a third party (including Xerox), and any appeal thereof, relating to, concerning or involving the Proxy Solicitations, and/or any claims against Consultant and/or Visentin by or on behalf of Xerox relating to Consultant’s agreement to serve as an advisor, consultant and agent hereunder or enter into this Agreement (a “Proceeding”), or (ii) Consultant and/or Visentin is called to testify or give a deposition in any Proceeding (whether or not Consultant and/or Visentin is a party or is threatened to be made a party to such Proceeding), including, in each case, the advancement to Consultant and/or Visentin of all reasonable attorneys’ costs and expenses incurred by Consultant and/or Visentin in connection with any Proceeding; provided, however, and without affecting any obligation to Visentin, the foregoing agreement to indemnify and hold Consultant harmless shall not apply to any Proceeding (A) in which there is a final determination by a court or arbitrator of gross negligence, willful misconduct or fraud on the part of Consultant or (B) in which there is a final determination by a court or arbitrator that Consultant breached any representation, covenant or obligation of Consultant under this Agreement, but only to the extent such breach was the basis of the Proceeding (in which case Consultant shall also be required to refund to the Icahn Group any advancement of attorneys’ fees and expenses previously provided in connection with such Proceeding). Consultant’s and/or Visentin’s right to indemnification hereunder shall continue (x) in the event that the Icahn Group determines to withdraw, abandon or terminate the Proxy Solicitations and (y) after the Term (but only for events which occur prior to expiration of the Term). In the event that Consultant shall make any claim for defense, indemnification or being held harmless hereunder, Consultant shall promptly notify the Icahn Group in the event of any third-party claims actually made against Consultant or known by Consultant to be threatened. Consultant and/or Visentin shall have the right to select counsel in the event of any third-party claims that are made or threatened to be asserted or in the event Consultant and/or Visentin is called to testify or give a deposition in any Proceeding (whether or not Consultant and/or Visentin is a party or is threatened to be made a party to such Proceeding).

(b)            Indemnification of the Icahn Group by Consultant. Consultant hereby agrees to indemnify and hold each member of the Icahn Group harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by such member in the event that such member becomes a party to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, relating to or arising from (i) allegations that would constitute a material breach of any representation, covenant or obligation of Consultant under this Agreement, or (ii) gross negligence, willful misconduct or fraud on the part of Consultant; provided, however, that the foregoing agreement to indemnify and hold the Icahn Group harmless shall not apply until there is a final determination by a court or arbitrator that there was (A) a material breach of a representation, covenant or obligation of Consultant under this Agreement or (B) gross negligence, willful misconduct or fraud on the part of Consultant. Consultant shall have no obligation to indemnify or hold any member of the Icahn Group harmless for any action taken by the Icahn Group or on their behalf which occurs prior to the Effective Date or subsequent to the expiration of the Term.

(c)            Indemnification of Visentin by the Icahn Group and No Liability for Visentin. Notwithstanding any other provision of this Agreement, but subject to the last sentence of this Section 10(c), the Icahn Group agrees jointly and severally to indemnify and hold Visentin harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements), as the foregoing are incurred by Visentin, arising from facts or circumstances concerning or relating to this Agreement or the Consulting Services. For the avoidance of doubt, subject to the last sentence of this Section 10(c), the Icahn Group agrees that under no circumstance shall Visentin be personally liable for any act or omission, or otherwise, including for attorneys’ fees even on a temporary basis, in connection with this Agreement or performing the Consulting Services hereunder. Notwithstanding the foregoing, nothing in this Section 10(c) or otherwise in this Agreement shall require any member of the Icahn Group to indemnify Visentin with respect to conduct Visentin knew, at the time it was commenced or engaged in, was misconduct, or fraud on the part of Visentin.

11.            Attorneys’ Fees.

Following the execution of this Agreement, within thirty (30) days of receipt of an invoice, the Icahn Group will promptly pay directly to Consultant’s attorneys, Schulte Roth & Zabel LLP, all reasonable attorneys’ fees and costs that Consultant incurred in the negotiation, drafting and execution of this Agreement. Such fees and costs shall be deemed reasonable if they do not exceed thirty-five thousand dollars ($35,000).

12.            Miscellaneous

(a)            All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express or via email; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Icahn Group:

Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention: Jesse Lynn; Louis Pastor

Email: jlynn@sfire.com; lpastor@sfire.com

If to Consultant:

Giovanni Visentin
Email: JGVisentin@gmail.com

With copy to:

Schulte Roth & Zabel
919 Third Avenue
New York, NY 10022
Attention: Ronald Richman

Email: Ronald.Richman@srz.com

(b)            This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by Consultant and the Icahn Group. Section headings used in this Agreement are for reference only and shall have no substantive effect.

(c)            This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors and assigns of the parties hereto; provided, however, that Consultant may not delegate any of Consultant’s duties hereunder, and may not assign any of Consultant’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect.

(d)            All of the Icahn Group’s obligations under this Agreement to Consultant shall be joint and several.

(e)            This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflict of law principles thereof. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation, claim, suit or proceeding of any kind or description, whether in law or in equity whether in contract or in tort or otherwise, directly or indirectly, arising out of or relating to this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12(e). To the fullest extent permitted by applicable law, each Party (A) agrees that any litigation, claim, suit or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement shall be brought only in New York County of the State of New York (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the Southern District of New York) and not in any other State or Federal court in the United States of America or any court in any other country, (B) agrees to submit to the exclusive jurisdiction of such courts located in for purposes of all legal proceedings arising out of, or in connection with, this Agreement, and (C) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such litigation, claim, suit or proceeding brought in such a court or any claim that any such litigation, claim, suit or proceeding brought in such a court has been brought in an inconvenient forum.

(f)            No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)            This Agreement and all of its provisions (other than the provisions of Section 5, Section 6, Section 10, Section 10(c)1, and Section 12 hereof, each of which shall survive termination) shall terminate at the end of the Term.

(h)            Consultant acknowledges that Consultant has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(i)            This Agreement may be executed in separate counterparts (and with signatures delivered by facsimile or email transmission), each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute on and the same instrument.

(j)            Consultant acknowledges and agrees that the Icahn Group may publicly file this Agreement and any press releases, research reports and solicitation materials issued, used or disseminated in connection with the Proxy Solicitations with the Securities and Exchange Commission. Consultant also acknowledges and agrees that entrance into this Agreement and provision of the Consulting Services to the Icahn Group may result in Consultant and Visentin being deemed participants in the Proxy Solicitations until expiration of the Term.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the day and year first above written.

THE ICAHN GROUP:

MR. CARL C. ICAHN

/s/ Carl C. Icahn
Carl C. Icahn

HIGH RIVER LIMITED PARTNERSHIP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

HOPPER INVESTMENTS LLC

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

BARBERRY CORP.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

Signature Page to Consulting & Agency Agreement – 2018 Xerox Proxy Solicitations

ICAHN PARTNERS LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

ICAHN ENTERPRISES HOLDINGS L.P.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

IPH GP LLC

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

Signature Page to Consulting & Agency Agreement – 2018 Xerox Proxy Solicitations

ICAHN CAPITAL LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

ICAHN ONSHORE LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

ICAHN OFFSHORE LP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

BECKTON CORP

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Authorized Signatory

Signature Page to Consulting & Agency Agreement – 2018 Xerox Proxy Solicitations

CONSULTANT:

MENDA CONSULTING LLC

By:	/s/ Giovanni Visentin
Name:	Mr. Giovanni Visentin
Title:	Member

Signature Page to Consulting & Agency Agreement – 2018 Xerox Proxy Solicitations